Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Snowflake Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Class A Common Stock, par value $0.0001 per share	Other(3)	17,528,958(5)	$218.86(3)	$3,836,387,748	0.0000927	$355,634
Equity	Class A Common Stock, par value $0.0001 per share	Other(4)	3,123,767(6)	$186.04(4)	$581,145,613	0.0000927	$53,873
Total Offering Amounts					$4,417,533,361		$409,507
Total Fee Offsets							$—
Net Fee Due					$4,417,533,361		$409,507
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class A common stock of Snowflake Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock, as applicable.
(2)The Registrant does not have any fee offsets.
(3)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 24, 2022.
(4)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 24, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(5)Represents (i) an automatic annual increase equal to 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on January 31, 2022, which annual increase is provided by the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) plus (ii) 1,910,119 shares of the Registrant’s Class A common stock that have become available for issuance under the 2020 Plan as a result of the expiration, cash settlement, forfeiture, repurchase, withholding, or reacquisition of stock options or other stock awards that had been granted under the Registrant’s 2012 Equity Incentive Plan, pursuant to the terms of the 2020 Plan.
(6)Represents an automatic annual increase equal to 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on January 31, 2022, which annual increase is provided by the 2020 ESPP.